Filed pursuant to Rule 424(b)(3)
Registration No. 333-129487

PROSPECTUS SUPPLEMENT NO. 4
to PROSPECTUS dated November 14, 2005

GLYCOGENESYS, INC.

Up to 9,355,276 shares
Common Stock

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated November 14, 2005, as amended by Prospectus Supplement Nos. 1-3, with respect to the resale of the 9,355,276 shares of common stock, including any amendments or supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, as amended by Prospectus Supplement Nos. 1-3, except to the extent that information in this Prospectus Supplement supersedes the information contained in the Prospectus, as amended by Supplement Nos. 1-3.

The date of this Prospectus Supplement is February 3, 2006.

Recent Developments

On February 3, 2005, we filed the following current reports on Form 8-K with the U.S. Securities and Exchange Commission.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2006

GlycoGenesys, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-26476	33-0231238
(Commission File Number)	(IRS Employer Identification No.)

31 St. James Avenue, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

(617) 422-0674

 (Registrant’s Telephone Number, Including Area Code)

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 1, 2006, GlycoGenesys, Inc. (the “Company”) entered into a severance agreement (the “Severance Agreement”) and consulting agreement (the “Consulting Agreement”) each approved by the Company’s independent directors, with Mr. Bradley J Carver in connection with his resignation as Interim Chairman, Chief Executive Officer, President and Treasurer of the Company. Such resignation is described in Item 5.02 below. Under the Severance Agreement, Mr. Carver is entitled to receive one year’s salary paid $20,066.67 per month over a period of 12 months and health benefits for one year, which are benefits provided pursuant to his employment agreement. However, the Company is prevented from making severance payments while in the bankruptcy proceeding described in Item 1.03 below. In addition, the Severance Agreement provides for the continuation of certain obligations under Mr. Carver’s employment agreement dated September 12, 2002 and mutual releases. Under the Consulting Agreement, Mr. Carver would be available full time to provide services to the Company. Mr. Carver will be paid for $14,000 per month for such services. Copies of the Severance Agreement and Consulting Agreement are attached hereto as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

As further described in Item 1.01 and 5.02, on January 31, 2006, Mr. Carver resigned as Interim Chairman, Chief Executive Officer, President and Treasurer of the Company. In connection with his resignation, his employment agreement dated September 12, 2002 with the Company was terminated.

Item 1.03 Bankruptcy or Receivership.

On February 2, 2006, the Company and its subsidiaries, SafeScience Products, Inc. and International Gene Group, Inc. (collectively, the "Debtors") filed voluntary petitions (the "Cases") under Chapter 11 of the United States Bankruptcy Code (the "Code") in the United States Bankruptcy Court for the District of Massachusetts (the "Bankruptcy Court"). The Company's case is No. 06-10214, SafeScience Product, Inc.'s case is No. 06-10216 and International Gene Group Inc.'s case is No. 06-10215. Debtors are continuing to manage their affairs as debtors in possession, including the continuation of the Company’s multiple myeloma clinical trial. Debtors elected to seek bankruptcy protection to preserve their assets for the benefit of creditors and stockholders and will evaluate the alternatives to maximize the value of their assets, including seeking financing or other restructuring that would enable the Debtors to emerge from bankruptcy.

Item 5.02 Departure of Director and Principal Officer; Appointment of Principal Officer

On January 31, 2006, Bradley J Carver, the Company’s Interim Chairman, Chief Executive Officer, President and Treasurer gave notice of his intent to resign from those positions upon acceptance of the Board of Directors. The Board of Directors accepted Mr. Carver’s resignation. Mr. Carver remains a member of the Board of Directors.

On January 31, 2006, the Board of Directors approved the appointment of Frederick E. Pierce II as Chief Executive Officer and President on an interim basis. Mr. Pierce remains Vice President, Business Development of the Company.

Frederick E. Pierce, II, 44, has served as the Company’s Vice President of Business Development since August 2002 and the Company’s Vice President of Finance and Investor Relations since June 1998. Prior to joining the Company, Mr. Pierce was at Lehman Brothers, where he was the New England private client services liaison to healthcare investment banking. In addition, Mr. Pierce had over seven additional years experience at Kidder Peabody and Merrill Lynch. Mr. Pierce received a B.S. in chemistry from Hampshire College.

On January 31, 2006, the Board of Directors approved the appointment of John W. Burns, Ph.D. as Chairman and Treasurer on an interim basis. Dr. Burns continues to serve as Senior Vice President and Chief Financial Officer of the Company. Dr. Burns remains a member of the Board of Directors.

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Dr. Burns, 60, has served as the Company’s Chief Financial Officer since January 2000, Senior Vice President since March 2001, and has served as a Class I Director, whose term expires in 2008, since June 2002. Prior thereto, Dr. Burns was the CFO/Senior Vice President, Finance & Business Operations for South Shore Hospital, a regional healthcare services provider based in South Weymouth, MA, from February 1993 to February 1999. Prior thereto, Dr. Burns was the Vice President/Treasurer and a subsidiary CFO/Vice President, Finance for Eastern Enterprises, a NYSE-listed company engaged in energy and marine transportation. Dr. Burns has also held corporate finance and treasury positions with Allied-Signal, Citicorp Investment Bank, and International Paper. Dr. Burns holds a Master of Business Administration in Finance from New York University and a Doctor of Philosophy degree in Mathematics from Stevens Institute of Technology.
On February 2, 2006, the Company issued a press release announcing the management changes described herein. A copy of the press release is attached hereto as Exhibit 99.1

Item 8.01 Other Events.

On January 31, 2006, the Company laid off 8 employees across its administrative, laboratory and pre-clinical areas. The Company undertook such lay offs to conserve cash. The Company intends to continue efforts, including clinical trials, to commercialize GCS-100. The Company continues to clinically test its cancer compound, GCS-100 in bloodborne cancer.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10.1	Severance Agreement dated February 1, 2006 between the Company and Mr. Carver.
10.2	Consulting Agreement dated February 1, 2006 between the Company and Mr. Carver.
99.1	Press Release dated February 3, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2006	By:	/s/ John W. Burns
John W. Burns Senior Vice President and Chief Financial Officer

Exhibit 10.1

February 1, 2006

Bradley J Carver
770 Boylston Street
Apartment 15H
Boston, MA 02199

Dear Brad:

It is with regret that we accept your resignation as Interim Chairman, Chief Executive Officer, President and Treasurer of GlycoGenesys, Inc. (together with its subsidiaries, SafeScience Products, Inc. and Intentional Gene Group, Inc., “GlycoGenesys” or the “Company”). The Company is grateful for your many years of service and efforts on its behalf.

In the interest of making your transition from the Company as smooth as possible for all parties and mutually beneficial, the Company and you agree to the severance package set forth below.

The specific terms of the Company’s offer (the “Agreement’) are as follows:

1. Termination of Employment. Your resignation as Interim Chairman of the Company’s Board of Directors, Chief Executive Officer, President and Treasurer of the Company is accepted and is effective immediately. In addition, your directorships, titles or offices held with SafeScience Products, Inc. and International Gene Group, Inc. will also terminate immediately.

2. Severance Pay. Both you and the Company agree to treat your resignation a termination for Good Cause (as defined in your Employment Agreement dated September 12, 2002 with the Company (the “Employment Agreement”)) other than as a result of a Change of Control (as defined in the Company’s 2000 Stock Incentive Plan, as amended), you will have the right, and the Company shall provide the salary and benefits owed to you pursuant to the terms of Section 5.3(a) of the Employment Agreement for such a termination. Except as provided in Section 5.3(a) of the Employment Agreement, your participation in all employee benefit plans shall terminate.

3. Consulting Agreement. In order to facilitate a smooth transition that will benefit you and the Company, you and the Company agree to enter into the consulting agreement attached as Exhibit A hereto.

4. Return of Property. You hereby warrant and represent that you have returned to the Company: (a) all originals and copies of all proprietary or confidential information and trade secrets of the Company; (b) all originals and copies of Company files, whether in printed or electronic format; (c) all identification cards, keys, or other means of access to the Company; (d) all Company credit cards that you have been issued by the Company; (e) any and all Company checks or checkbooks; and (f) any other property of the Company in your possession, custody or control.

5. Nondisparagement. You agree that you will not make any false or disparaging statements, in oral, printed, electronic or any other form, about the Company, its past or present directors, officers, employees, representatives, shareholders, advisors, consultants, agents, customers, licensees, licensors or vendors, the Company’s products, processes or technologies, or parties to whom or from whom the Company licenses, buys or sells such products, processes or technologies, or take any other action which is intentionally injurious or harmful to any of the aforementioned parties, or instruct any other party to make or attempt to make any such statements on your behalf.

The Company agrees that it will not make any false or disparaging statements, in oral, printed, electronic or any other form, regarding you or take any other action which is intentionally injurious or harmful to you, or instruct any other party to make or attempt to make any such statements on your behalf.

6. Continuing Obligations. You hereby expressly acknowledge and agree to all continuing obligations set forth in your Employment Agreement, which are expressly incorporated herein, including, without limitation, your obligations with regards to confidential information as set forth in Section 6 of your Employment Agreement; your agreement to assign inventions contained in Section 9 of your Employment Agreement; your agreement not to complete contained in Section 10 of your Employment Agreement; your obligations to return Company documents and tangible media set forth in Section 11 of your Employment Agreement, to the extent that such obligations are not already provided for under this Agreement; and the restrictions on the use of the Company's name as provided for in Section 12 of your Employment Agreement. The Company hereby expressly acknowledges and agrees to all continuing obligations set forth in Section 14 of your Employment Agreement regarding indemnification.

Please be advised that as a director of the Company, you will continue to be subject to the rules of governing the reporting of insider transactions and the imposition of short-swing profit liability under Section 16 of the Securities Exchange Act of 1934, including, without limitation, the filing of Forms 4 and 5 in connection with any purchase or sales (including, without limitation, gifts, transfers to trusts and option exercises) of GlycoGenesys shares or derivatives thereof.

As an insider, you will continue to be subject to the legal prohibition of selling or trading on inside information and to all Company policies regarding the same. As you know, violations thereof subject one to civil and criminal liability.

In addition, as a director of the Company you will continue to be subject to Rule 144 promulgated under the Securities Act of 1933 as an affiliate and will be subject to certain limitations on your ability to sell shares into the market.

7. General Release. As a material inducement to the Company to enter into this Agreement and as part of the consideration for the severance pay and other benefits offered to you, you hereby release and discharge the Company, its parents, subsidiaries, affiliates, successors, and assigns, or any of these entities’ past, present or former directors, officers, employees, representatives, shareholders, advisors, consultants, agents, customers, licensees, licensors or vendors (“Released Parties”) from any and all claims of any nature whatsoever, known or unknown, which you now have, or at any time may have had, against the Released Parties up to and including the date of this Agreement (“Claims”). This General Release of Claims includes, without limitation, any Claims related to your employment with the Company, your activities on behalf of the Company, and the termination of your employment with the Company, Claims of wrongful discharge, Claims of discrimination under the common law or any federal or state statute, Claims relating to the Company’s intellectual property, confidential and proprietary information and trade secrets, Claims of misrepresentation, Claims of detrimental reliance, and all other statutory, common law or other claims of any nature whatsoever. With respect to the Claims you are waiving herein, you are waiving your right to receive money or other relief in any action instituted by you or on your behalf by any person, entity or government agency.

The Company agrees to release and discharge you from any and all claims of any kind or nature which it may presently have against you up to and including the date of this Agreement, provided that the Company’s release and discharge of you shall be null and void if the Company is subjected to any lawsuit, claim, charge, demand or investigation of any kind, criminal or civil, based on, concerning, or arising from, in whole or in part, any conduct in which you have engaged, whether or not such conduct was undertaken in connection with your employment with the Company or your membership on the Company’s Board of Directors.

8. Non-Filing of Complaint or Charges. You hereby represent, warrant and acknowledge that you have not filed or asserted any cause of action, claim, charge or other cause or action or proceeding against the Company, its parents, subsidiaries, affiliates, successors, and assigns, or any of these entities’ past, present or former directors, officers, employees, representatives, shareholders, advisors, consultants, agents, customers, licensees, licensors or vendors.

9. Voluntary Agreement. You agree and acknowledge that you have thoroughly reviewed and understand the effect of this Agreement and its General Release before taking action upon them, and have entered into this Agreement knowingly, willingly and voluntarily.

10. Miscellaneous. This Agreement constitutes the full understanding and entire Agreement between you and the Company and supersedes any other agreements of any kind, whether oral or written, formal or informal, except as specifically set forth above. You represent and acknowledge that in signing this Agreement, you have not relied upon any representation or statement not set forth in this Agreement. This Agreement may be amended or modified only by a written instrument signed by the parties.

You agree that the failure of the Company at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the Company’s full right or ability to require performance of the same or any other provisions of this Agreement at any time thereafter.

You acknowledge and agree that should you breach, attempt to breach or threaten to breach any part of this agreement, the Company shall have no further obligation under this Agreement and the Company shall be entitled to recover any monies paid under this Agreement and any other damages arising from such breach, attempted breach or threatened breach, including but not limited to its costs and attorneys’ fees incurred in pursuing such recovery. In addition, you acknowledge and agree that should you breach, attempt to breach or threaten to breach any part of this Agreement, the Company will suffer irreparable harm; that its remedies at law will be inadequate; and that the Company will be entitled to appropriate injunctive relief and other equitable relief in addition to its legal remedies.

The Company acknowledges and agrees that should it breach, attempt to breach or threaten to breach any part of this Agreement, you will suffer irreparable harm; that your remedies at law will be inadequate; and that you will be entitled to appropriate injunctive relief and other equitable relief in addition to your legal remedies.

This Agreement shall inure to the benefit of and shall be binding upon you, your heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including telecopy or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addresser) and if either (a) actually delivered in fully legible form to such address, (b) in the case of a letter, two (2) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified, (c) the next business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) the date of transmission, if such notice or communication is delivered via facsimile:

GlycoGenesys, Inc.
31 St. James Avenue, 8th Floor
Boston, MA 02116
Fax: (617) 422-0675
Attention: General Counsel

With copy to:
Torys LLP
237 Park Avenue
New York, NY 10017
Fax: (212) 682-0200
Attention: Cheryl V. Reicin, Esq.

Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or enforceable portion, term or provision shall be deemed not to be part of this Agreement.

The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.

* * * * *

We look forward to your continued efforts on the Company’s behalf in your capacity as a consultant.

Sincerely yours,

/s/ John W. Burns
GlycoGenesys, Inc.

By signing this Agreement, I hereby accept its terms. In so doing, I state that I have read it, I understand it, I accept it in its entirety, and I have signed it knowingly and voluntarily.

/s/ Bradley J Carver
Bradley J Carver
Date:	February 1, 2006
Witness:	/s/ William Fabbri
Print Name:	William Fabbri
Date:	February 1, 2006

Exhibit 10.2

CONSULTANT AGREEMENT

This agreement (the “Agreement”) is entered into as of February 1, 2006 by and between, Mr. Bradley J Carver, an individual residing at 770 Boylston Street, Apartment 15H, Boston, MA 02199, (the “Consultant”) and GlycoGenesys, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Consultant is in the business of providing the type of services to be provided under this Agreement, such services being outside the usual course of the Company’s business; and

WHEREAS, the Company desires to have Consultant exercise his independent judgment in the provisions of the services to be provided under this Agreement; and

WHEREAS, subject to execution of this Agreement by the Consultant and the Company, the Consultant has been designated by the Company to be a consultant to the Company and to serve in such capacity until the earlier of (i) expiration of the Term (as defined below); and (ii) his earlier removal, resignation, incapacity or death; and

WHEREAS, it is a condition to the Consultant’s assuming the position of Consultant that he, and the Company, execute and deliver this Agreement, in order to delineate the general scope of his duties, to ensure the confidentiality of information presented to the Consultant and to protect the relationship of the Company with its employees and customers.

NOW THEREFORE, in consideration of the foregoing premises, and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. CONSULTANT. The Company hereby engages the Consultant to provide services on a full-time basis for a period effective from the date hereof through the earlier of (a) the Consultant’s death or the Company’s CEO’s good faith determination that the Consultant is incapacitated and (b) the termination of this Agreement by the Company or the Consultant, in either case upon 7 days prior written notice for any reason or no reason (that period of time which Consultant serves as a consultant to the Company, pursuant to the foregoing provisions, hereinafter referred to as the “Term”). In connection with his consulting duties to the Company and during the Term, the Consultant agrees to provide requested advice, input and services regarding analytics, manufacturing, clinical studies and such other services as described in, but not limited to, Exhibit A, which may be amended from time to time upon agreement of the Company and the Consultant.

2. COMPENSATION AND REIMBURSEMENTS. In consideration hereto, and in consideration of the Consultant’s agreement to serve as a Consultant to the Company, the Company:

(a) shall pay the Consultant at the rate of $14,000 per month for consulting services, including such pro rata amounts for such partial months in which services are provided; and

(b) shall pay the Consultant’s travel expenses if necessary to perform consulting services provided said expenses are pre-approved by the Company’s CEO; and

(c) shall pay the cost of the Consultant’s health insurance coverage during the Term, such coverage to be provided through the Company’s health insurance plan through what is known as “mini-COBRA”.

The Consultant shall be available to provide services to the Company on a full-time basis. Payment to Consultant shall be made upon the receipt by the Company of an invoice from Consultant. Upon termination of this agreement pursuant to Section 1, the Company shall pay Consultant all sums owing under this Section 2 through the date of termination.

3. CONFIDENTIALITY.

(a) Company Information. The Consultant and the Company have executed a confidentiality agreement dated February 1, 2006 (the “Confidentiality Agreement”) to protect the Company’s interests and rights concerning its confidential and/or proprietary information. Such confidentiality agreement is made a part of this Agreement. All equipment, materials, documents, data, information and suggestions of every kind and description supplied to the Consultant directly or indirectly by the Company or prepared or developed by the Consultant pursuant to this Agreement (except for the Consultant’s procedural manuals, personnel data, and Consultant developed computer software), or resulting from the services provided hereunder shall be the sole and exclusive property of the Company and be treated as Confidential Information (pursuant to this Section 3(a)). The Company shall have the right to make whatever use it deems desirable of any such materials, documents, data and information.

(b) Current and Former Employer Information. The Consultant agrees that, during the Term, he will not improperly use or disclose any confidential or proprietary information or trade secrets of any current or former employers or companies, if any, and he will not bring onto the premises of the Company any unpublished documents or property belonging to any current or former employers or companies, unless: (i) consented to in writing by said employers or companies; and (ii) a copy of such written consent is transmitted to the Company’s CEO prior to any such use or disclosure otherwise prohibited by this Section 3(b).

(c) Third Party Information. The Consultant acknowledges that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. The Consultant agrees that he owes the Company and such third parties, both during the Term and thereafter, a duty to hold all such third-party confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party), unless expressly authorized in writing to act otherwise by an officer of the Company.

4. NON-SOLICITATION. The Consultant, during the Term and for a period ending one (1) year after the date hereof, shall not directly or indirectly, solicit or encourage any employee or any other person or entity who is a customer or supplier of the Company to terminate, or otherwise interfere in, its then-current relationship with the Company.

5. INVENTIONS AND ORIGINAL WORKS. The Consultant shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, discoveries and works, whether or not patentable or copyrightable, which are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant, either alone or together with others, in the course of performing his duties and responsibilities hereunder or in the course of otherwise rendering any services to the Company or which arise out of or are based upon any Confidential Information (as such term is defined in the Confidentiality Agreement) (collectively, “Proprietary Rights”) and the Consultant hereby assigns and agrees to assign all his interests therein to the Company or its nominee.

Upon the request of the Company and at the Company’s sole expense, discretion and exclusive control, the Consultant shall apply, or assist and cooperate with Company in applying for, patents or other legal protections for any such inventions and discoveries in the United States and all foreign countries (and for any extension, continuation, validation, reissue or renewal thereof). The Consultant agrees to execute all papers necessary therefor, including assignments to the Company or its nominee, without consideration, and also agree without further consideration, to provide such information as may be required by the Company and to assist the Company, or its designees, in the preparation and prosecution of any such invention or discovery.

The Consultant hereby irrevocably appoints the Company as the Consultant’s attorney-in-fact for the purpose of executing the documents in the Consultant’s name as may be necessary or desirable to carry out the purposes of this Section 5.

6. RETURN OF COMPANY DOCUMENTS. The Consultant agrees that upon expiration of the Term, for whatever reason, he will deliver to the Company and will not keep in his possession, or recreate or deliver to anyone else, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, other documents or property, together with all copies thereof (in whatever form or media) belonging to the Company, its successors or assigns or relating to the Confidential Information; provided that the Consultant may keep a single copy of Confidential Information pursuant to Section 5 of the Confidentiality Agreement.

7. NOTIFICATION. The Consultant hereby consents to the Company’s notification, during and at anytime after the expiration of the Term, of any employer or other applicable third party of his rights and obligations under this Agreement.

8. LEGAL AND EQUITABLE REMEDIES.

(a) The Consultant acknowledges and agrees that the Company would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Consultant agrees that the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the subject matter hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

(b) The Company shall indemnify the Consultant for any and all damages, costs, expenses, and other liabilities, including reasonable attorney’s fees and court costs, incurred in connection with any third-party claim, action or proceeding, arising from any breach by the Company, its directors, officers, employees, agents or representatives, of any of its obligations hereunder, provided, however, that the Company shall have no obligation hereunder with respect to any claim, action or proceeding to the extent arising from the negligence or willful misconduct of the Consultant or the breach by the Consultant of any of his obligations under this Agreement. In no event shall the Company’s obligation to indemnify the Consultant be greater than the amount paid and/or due to the Consultant by the Company under this Agreement as of the date of the breach giving rise to such indemnification obligation.

9. RELATIONSHIP TO THE COMPANY. The Consultant is retained only for the purposes and to the extent set forth in this Agreement and it is expressly understood and agreed by the Consultant and the Company that the Consultant shall serve the Company solely as an independent contractor and not as an employee. The Consultant shall perform the services hereunder independent from the Company’s supervisory direction or control. The Consultant shall not have any authority to enter into agreements or commitments on behalf of the Company, except as expressly set forth in a writing executed and delivered by the CEO of the Company, and the Consultant shall not be entitled to receive any payments from the Company by way of compensation, expenses, reimbursements or otherwise, except for the compensation and reimbursements to be paid by the Company as set forth in Section 2 above. Nothing contained herein shall be construed as making the Consultant an affiliate, owner or employee of the Company.

10. PUBLICITY. The Consultant will not originate any publicity, news release or other public announcement, written or oral, relating to this Agreement without the Company’s prior written consent. Neither the Consultant’s name nor that of the Company will be used in any advertising, promotional or sales literature, or other publicity without the prior written approval of the party whose name is to be used; provided, however, that the Consultant hereby consents to the use of the Consultant’s name and to any other disclosure relating to the Consultant’s relationship with the Company or of any agreements between the Consultant and the Company in any filing or other document to the extent reasonably required by securities law.

11. TERMINATION. Subject to the provisions of Section 12 below, this Agreement shall terminate upon expiration of the Term.

12. SURVIVAL.

(a) All terms of this Agreement shall survive the assignment of this Agreement by the Company to any successor in interest or other assignee.

(b) The obligations of the Consultant under Sections 3, 4, 5, 6 and 10, the rights of the Company under Sections 5, 7, 8 and 10, and the provisions of this Section 12, shall survive the termination or expiration of this Agreement.

13. MISCELLANEOUS.

(a) Notices. All notices required or permitted under this Agreement shall be in writing and shall be addressed to the other party at the address set forth below or at such other address or addresses as either party shall designate to the other in accordance with this Section 13(a). All notices shall be sent by registered or certified mail, return receipt requested or by Federal Express or other comparable courier providing proof of delivery and shall be deemed date given and received (i) if mailed, on the third business day following the mailing thereof, or (ii) if sent by courier, the date of its receipt.

If to the Company:	GlycoGenesys, Inc. 31 St. James Avenue, 8th Floor Boston, MA 02116 Attn: John W. Burns

If to the Consultant:	Bradley J Carver 770 Boylston Street, Apartment 15H Boston, MA 02199

(b) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the internal laws of The Commonwealth of Massachusetts, without regard to the conflicts of law principal thereof. The Consultant hereby expressly consents to the personal jurisdiction of the state and federal courts located in Massachusetts for any lawsuit filed in such court against the Consultant by the Company arising from or relating to this Agreement.

(c) Entire Agreement. This Agreement sets forth the final, complete and exclusive agreement and understanding between the Company and the Consultant relating to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter other than the Confidentiality Agreement between the Consultant and the Company referenced in Section 3(a). No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by each of the parties hereto.

(d) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(e) Successors and Assigns. This Agreement will be binding upon the Consultant’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

(f) Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

(g) Understand Entire Agreement. THE CONSULTANT REPRESENTS AND WARRANTS THAT HE HAS READ AND UNDERSTANDS EACH AND EVERY PROVISION OF THIS AGREEMENT AND FURTHER UNDERSTANDS THAT HE IS FREE TO OBTAIN ADVICE FROM LEGAL COUNSEL OF HIS CHOICE, IF DESIRED, IN ORDER TO INTERPRET ANY AND ALL PROVISIONS OF THIS AGREEMENT AND HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement as of the date first above written.

THE CONSULTANT:	THE COMPANY: GLYCOGENESYS, INC.

/s/ Bradley J Carver	By:	/s/ John W. Burns
Name: Bradley J Carver		Name: John W. Burns
Title: Senior Vice President and CFO

EXHIBIT A

Services Mr. Carver will perform for GlycoGenesys:

•	Assistance with transitional issues associated with management changes.

•	Assistance with clinical trials, relationships with SAB members and site doctors.

•	Assistance with manufacturing and production of GCS-100.

•	Provide advice regarding development of GCS-100.

•	Provide assistance regarding outstanding litigation, including participation in meetings and depositions and providing affidavits.

Exhibit 99.1

GlycoGenesys, Inc. Announces Chapter 11 Filing, Reduction in Work Force and Senior Management Changes

Company Significantly Reduces Expenses To Pursue Strategic Alternatives While Maintaining Multiple Myeloma Clinical Trial

BOSTON - February 3, 2006 - GlycoGenesys, Inc. (NASDAQ:GLGS), a biotechnology company, today announced that it and its subsidiaries have filed voluntary petitions to restructure under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court for the District of Massachusetts. In addition, the Company laid off over half of its work force and effected senior management changes to allow it time to pursue strategic alternatives including a sale of the Company. As a part of this effort, the Board of Directors appointed John W. Burns, the Company’s Senior Vice President and Chief Financial Officer, to the additional positions of Interim Chairman of the Board of Directors and Treasurer and Frederick E. Pierce, II, the Company’s VP Business Development, to the additional positions of Interim Chief Executive Officer and President.

Bradley J Carver has stepped down as the Chief Executive Officer, a position he held since June 2000. Mr. Carver will continue to provide services to the Company as a consultant and remain a member of the Board of Directors.

Dr. Burns and Mr. Pierce, together with other retained employees, will utilize their extensive backgrounds in healthcare and finance to pursue strategic alternatives for the Company while in Chapter 11. Through work force reductions the Company has recognized an immediate reduction of over 40% of its payroll beginning February 1, 2006.

“We are concentrating the Company’s efforts on significantly reducing and containing monthly expenses in Chapter 11, maintaining our multiple myeloma clinical trial, and securing a strategic alliance or other alternative to enable the Company to emerge stronger from Chapter 11,” said Mr. Pierce.

Dr. Burns has been the Company's Chief Financial Officer since January 2000, a Senior Vice President since March 2001 and a Director since June 2002. Prior thereto, Dr. Burns was the CFO/Senior Vice President, Finance & Business Operations for South Shore Hospital, a regional healthcare services provider based in South Weymouth, MA, from February 1993 to February 1999. From January 1989 to December 1992, Dr. Burns was the Vice President/Treasurer and a subsidiary CFO/Vice President, Finance for Eastern Enterprises, a NYSE company. Dr. Burns has also held corporate finance and treasury positions with Allied-Signal, Citicorp Investment Bank and International Paper. He began his career with Ciba Giegy (now Novartis) as a biostatistician. Dr. Burns holds a Master of Business Administration in Finance from New York University and holds a Doctor of Philosophy in Mathematics from Stevens Institute of Technology.

Mr. Pierce has been Vice President of Business Development for the Company since August 2002 and Vice President of Finance and Investor Relations since June 1998. Prior to joining GlycoGenesys, Mr. Pierce was at Lehman Brothers, where he was the New England private client services liaison to healthcare investment banking. In addition, Mr. Pierce had over seven additional years experience at Kidder Peabody and Merrill Lynch. Mr. Pierce received a B.S. in chemistry from Hampshire College.

About GlycoGenesys, Inc.
GlycoGenesys, Inc. is a biotechnology company focused on carbohydrate drug development. The Company's drug candidate GCS-100, a unique compound to treat cancer, has been evaluated in previous clinical trials at low dose levels in patients with colorectal, pancreatic and other solid tumors with stable disease and partial response documented. The Company currently is completing a Phase I dose escalation trial to evaluate higher dose levels of GCS-100LE, a low ethanol formulation of GCS-100, at Sharp Memorial Hospital, Clinical Oncology Research in San Diego, California and the Arizona Cancer Center in both Tucson and Scottsdale, Arizona. In addition, GCS-100LE is being evaluated in a Phase I/II trial for multiple myeloma at the Dana-Farber Cancer Institute in Boston, Massachusetts, Roswell Park Cancer Institute in Buffalo, New York and Emory's Winship Cancer Institute, Atlanta, Georgia. Further information is available on GlycoGenesys' web site: www.glycogenesys.com.

Safe Harbor Statement
Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks that the Company’s securities will lose all value in a Chapter 11 bankruptcy, risks relating to raising sufficient capital to fund the Company's operations, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: GlycoGenesys Inc.
617-422-0674
Rick Pierce, Interim Chief Executive Officer
or
John W. Burns, Sr. VP., and Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2006

GlycoGenesys, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-26476	33-0231238
(Commission File Number)	(IRS Employer Identification No.)

31 St. James Avenue, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

(617) 422-0674

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On January 31, 2006, GlycoGenesys, Inc. (the “Company”) received written notice from Lincoln Property Company (“LPC”) that if the Company did not make payments of $37,855.22 within five days, it would constitute a default of the Lease dated December 12, 2003 by and between the Company and One Kendall Square Associates, LLC (the “Lease”) for its laboratory space at One Kendall Square in Cambridge, Massachusetts. Later on January 31, 2006, the Company resolved the matter with LPC.

On January 31, 2006, the Company received written notice from David Platt that it had failed to make a $50,000 minimum royalty payment under the License Agreement dated January 7, 1994, as amended, between David Platt and a subsidiary of the Company (the “License”) and that David Platt intends to terminate the License within 30 days if the required payment is not made prior to the expiration of such thirty day period. The Chapter 11 filing by the Company and its subsidiaries stays any efforts to terminate the License.

Item 8.01 Other Events.

On January 27, 2006, the Company filed a Current Report on Form 8-K that it had received written notice from Capital Properties Management, Inc. (“Capital Properties”) that if the Company did not make certain payments within five days, it would constitute a default of the Lease dated April 22, 1999, as amended between the Company and OMV Associates Limited Partnership (the “Lease”) for its offices at 31 St. James Avenue in Boston, Massachusetts. The Company has resolved the matter and has received notice that the notice of default has been rescinded by the Capital Properties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2006	By:	/s/ John W. Burns
John W. Burns
Senior Vice President and Chief Financial Officer